UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

__________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2025 (February 21, 2025)

__________________________

Volcon, Inc.

(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	001-40867	84-4882689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3121 Eagles Nest Street, Suite 120

Round Rock, TX 78665

(Address of principal executive offices and zip code)

(512) 400-4271

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VLCN	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 25, 2025, Volcon, Inc. (the “Company”) entered into a Supplier Agreement (the “Agreement”) with Venom-EV (“Venom”). Pursuant to the terms of the Agreement, the Venom appointed the Company to act as Venom’s supply representative for Venom’s gold carts (the “Products”) of the Products to the Buyer during the term of Agreement. Pursuant to the Agreement, the Company will purchase Products, as determined by Venom, from the manufacturer of the Products, of up to $3.0 million in purchases (the “Purchase Limit”). Payment terms for Products will be net 90 days from date the Products are delivered to Venom, and once payment for Products is received by the Company, Venom may place additional purchase orders for up to the Purchase Limit. Pursuant to the Agreement, Venom will pay 3% of the order price to the Company, payable with the repayment for the Products.

Pursuant to the Agreement, Venom will be responsible for all shipping costs, tariffs, duties and fees to import the Products, and will be responsible for any product liability claims resulting from the use of the Products by the end user. In addition, Venom will be responsible for all documentation needed for sale of Products and shall be responsible for the warranty to be provided with respect to the Products sold by Venom.

Pursuant to the Agreement, at the end of each calendar quarter, the Company agreed to issue Venom shares of Company common stock based on the number of Product units (the “Units”) purchased by Venom during the quarter as follows: for each 1,000 Units purchased by Venom, the Company shall issue Venom a number of shares equal to 1% of the Company’s outstanding shares of common stock (the “Shares”) as of the last day of such quarter that the 1,000 Units were purchased for no additional consideration. The requirement to issue the Shares shall cease on June 30, 2026 or upon the sale of 5,000 Units, whichever comes first. Notwithstanding the foregoing, to the extent the issuance of the Shares shall require shareholder approval pursuant to the rules of the Nasdaq Stock Market, such issuances shall be subject to the receipt of such shareholder approval and the Company agrees to seek such approval within three months of the determination that the approval is required. If, for any reason, the Company fails to issue such shares to Venom (other than due to the failure to receive shareholder approval), Venom is entitled to compensatory damages in the amount equal to the value of the Shares that should have been issued to Venom in that quarter (determined by the closing stock price on the last of that quarter), and to immediately terminate the Agreement.

The term of the Agreement is for one year, which can be extended for additional one-year periods by the parties. The Agreement may be terminated immediately by either party in the event of a breach of the Agreement by the other party, or by either party if the other party: (i) becomes insolvent or bankrupt, becomes unable to pay its debts as they fall due, or files a petition for voluntary or involuntary bankruptcy or under any other insolvency law; (ii) makes or seeks to make a general assignment for the benefit of its creditors, seeks reorganization, winding-up, liquidation, dissolution, or other similar relief with respect to it or its debts; or (iii) applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property.

On February 25, 2025, Venom placed a purchase order with the Company for 500 vehicles pursuant to the Agreement for an aggregate purchase price of $2.36 million.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein. The Shares issuable pursuant to the Agreement will be offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2025, the Board of Directors of the Company approved the following appointments to its Board committees: (i) Audit Committee – Karin-Joyce Tjon (Chair), Jonathan Foster, and Adrian Solgaard; (ii) Compensation Committee – Jonathan Foster (Chair), Karin-Joyce Tjon, Orn Olason, and Adrian Solgaard; and (iii) Nominating and Governance Committee – Karin-Joyce Tjon (Chair), Jonathan Foster, and Orn Olason.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Supplier Agreement, dated February 25, 2025, by and between Volcon, Inc. and Venom-EV
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcon, Inc.
(Registrant)

Date: February 27, 2025	/s/ Greg Endo
Greg Endo Chief Financial Officer

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